Exhibit 99.1

News Release

Contact: Michael A. Kuglin

Chief Financial Officer & Chief Accounting Officer

P.O. Box 206, Whippany, NJ 07981-0206

Phone: 973-503-9252

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FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. to Hold

2021 Tri-Annual Meeting

Whippany, New Jersey, February 5, 2021 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and an investor in low carbon fuel alternatives, announced today that it has scheduled its 2021 Tri-Annual Meeting of the Limited Partners of the Partnership to be held on Tuesday, May 18, 2021, beginning at 10:00 a.m. E.T (the “2021 Tri-Annual Meeting”).

As a result of public health and travel guidance due to the COVID-19 pandemic, the 2021 Tri-Annual Meeting will be conducted solely via webcast on the Internet, and the Unitholders of the Partnership will not be able to attend the meeting in person.  Additional information about the virtual 2021 Tri-Annual Meeting and how the Partnership’s Unitholders will be able to attend and participate in the meeting will be provided in the notice of the meeting and proxy statement, to be sent to the Partnership’s Unitholders and filed with the Securities and Exchange Commission in advance of the 2021 Tri-Annual Meeting.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

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